EXHIBIT 99.1
Release:          March 19, 2020

Canadian Pacific files proxy circular, announces virtual annual meeting of shareholders

Calgary – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announced today that it has completed the filing of its notice of meeting and management proxy circular for CP's 2020 annual meeting of shareholders with Canadian and U.S. securities regulators. A copy of the proxy materials is available at investor.cpr.ca.

The annual meeting of shareholders will be held April 21, 2020, at 9 a.m. mountain daylight time. For the first time, CP will hold its annual meeting of shareholders using a virtual meeting format, with proceedings conducted solely via live webcast. Shareholders will not be able to attend the meeting in person; however, shareholders will be able to participate in the meeting, including voting on business properly brought before the meeting and submitting questions for consideration. Shareholders can vote by proxy in advance of the meeting as in prior years and online during the meeting.

Safety is a core value at CP. A virtual meeting minimizes health risks associated with large public gatherings in light of the ongoing dangers from COVID-19 (Coronavirus).

The link for the meeting is https://web.lumiagm.com/208083118. Detailed instructions for shareholders to participate in the meeting and a copy of the Virtual AGM User Guide are available at investor.cpr.ca. Additionally, CP will send this information directly to shareholders. To view or participate in the virtual meeting, shareholders will need access to an internet-connected device for the full duration of the meeting.

CP’s 2019 annual report and Form 10-K are available at investor.cpr.ca.

Shareholders may request a printed copy of the complete 2019 audited financial statements, free of charge, by email to shareholder@cpr.ca or by regular mail to Shareholder Services, Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca